Exhibit 99.1

AMERISERV FINANCIAL REPORTS EARNINGS FOR THE FULL YEAR OF 2023 AND ANNOUNCES QUARTERLY COMMON STOCK CASH DIVIDEND

JOHNSTOWN, PA - AmeriServ Financial, Inc. (NASDAQ: ASRV) reported a fourth quarter 2023 net loss of $5,321,000, or $0.31 per diluted common share. This compares to net income for the fourth quarter of 2022 of $947,000, or $0.06 per diluted common share. For the year ended December 31, 2023, the Company reported a net loss of $3,346,000, or $0.20 per diluted common share. This compares to net income of $7,448,000, or $0.43 per diluted common share, for the full year of 2022. The following table details the Company’s financial performance for both the three- and twelve-month periods ended December 31, 2023 and 2022:

	Fourth Quarter 2023	Fourth Quarter 2022	Year Ended December 31, 2023	Year Ended December 31, 2022

Net income (loss)	$(5,321,000)	$947,000	$(3,346,000)	$7,448,000
Diluted earnings per share	$(0.31)	$0.06	$(0.20)	$0.43

Jeffrey A. Stopko, President and Chief Executive Officer, commented on the 2023 fourth quarter financial results: “During the fourth quarter of 2023, we continued to see several encouraging new business development results which included a $36 million, or 3.6%, increase in total loans and our fourth consecutive quarter of growth in wealth management revenues. This positive momentum in our key business lines combined with the previously announced $1.5 million benefit expected from our Earnings Improvement Program position the Company well for earnings growth in 2024.  The net loss that AmeriServ Financial, Inc. reported for the fourth quarter of 2023 was consistent with the pre-earnings guidance that we issued on January 12, 2024. This net loss was caused by an increased provision for credit losses related to commercial real estate loans that had Rite Aid as a tenant and our decision to execute an investment portfolio repositioning strategy.  We remain committed to operating our customer focused community bank for the benefit of all our stakeholders.”

All fourth quarter and full year 2023 financial performance metrics within this document are compared to the fourth quarter and full year 2022 unless otherwise noted.

The Company's net interest income in the fourth quarter of 2023 decreased by $1.6 million, or 15.3%, from the prior year's fourth quarter and, for the full year of 2023, decreased by $4.5 million, or 11.2%, when compared to the full year of 2022. The Company’s net interest margin of 2.63% for the fourth quarter of 2023 and 2.86% for the full year represents a 58-basis point decrease for the quarter and a 41-basis point decline for the full year.  The decrease in net interest income reflects total interest expense increasing to a higher level than the increase in total interest income. The Company continues to benefit from increased yields on total loans and investment securities due to a higher U.S. Treasury yield curve and the Federal Reserve’s action to tighten monetary policy in their effort to tame decades high inflation. But, similar to what is occurring across the banking industry, increased national interest rates have caused total deposit and borrowing costs to increase to a higher degree, resulting in net interest margin compression and lower net interest income.  The provision for credit losses was significantly higher for both the fourth quarter and full year of 2023 versus last year’s fourth quarter and full year. Rite Aid, a national tenant in several commercial real estate properties financed by the bank, declared bankruptcy in the fourth quarter of 2023 resulting in increased credit costs and charge-offs related to these loans. Total non-interest income is lower for both the fourth quarter and full year of 2023 when compared to last year primarily due to the recognition of a loss on the sale of investment securities in December of 2023.  The Company believes that recognizing this loss on the investment securities positions the Company for improved interest earnings from the investment securities portfolio in 2024 for the reasons discussed later in this press release.  Total non-interest expense in the fourth quarter of 2023 compares favorably to non-interest expense for the fourth quarter of 2022 but is higher for the full year of 2023 compared to 2022, due to additional legal and professional services costs caused by litigation and responses to the actions of an activist investor. Overall, the Company’s full year 2023 net loss reflects the significantly higher provision for credit losses, decreased levels of both net interest income and non-interest income and increased total non-interest expense.

Total average loans in the fourth quarter of 2023 are higher than the 2022 fourth quarter average by $43.9 million, or 4.5%, while total average loans for the full year of 2023 were $19.7 million, or 2.0%, higher than the 2022 full year average.  More significantly, on an end of period basis, total loans at December 31, 2023, increased by $47.6 million, or 4.8%, since December 31, 2022. Loan pipelines were strong, and the loan portfolio demonstrated good growth in 2023, particularly in the second half of the year, as total loans surpassed and continued to grow above the $1.0 billion threshold for the first time in Company history.  Year over year growth in commercial & industrial (C&I), commercial real estate (CRE), and home equity loans more than offset decreased residential mortgage and consumer loans. Overall, the higher interest rate environment along with the higher average volumes of C&I, CRE and home equity loans, resulted in total loan interest income improving by $2.0 million, or 17.4%, for the fourth quarter of 2023, and by $10.1 million, or 24.5%, for the full year of 2023 when compared to both time periods of last year.  This increase occurred despite a $434,000 total reduction in PPP loan related income in 2023.

Total investment securities averaged $262.2 million for the full year of 2023, which is $16.9 million, or 6.9%, higher than the $245.2 million average for the full year of 2022. The increase reflects additional securities purchased over this period as the U.S. Treasury yield curve increased resulting in a more favorable market for securities purchasing activity causing the Company to redeploy some of its short-term excess liquidity. Overall, the higher rates resulted in yields for new federal agency mortgage-backed securities and federal agency bonds improving and exceeding the overall average yield of the existing securities portfolio causing interest income from investments to increase by $1.7 million, or 21.9%, for the 2023 year. In 2023, purchases of securities were slower than the second half of 2022 as more funds were allocated to the loan portfolio while the Company controlled the amount of overnight borrowed funds. While yields on new security purchases exceeded the overall average yield of the existing securities portfolio, the spread between overnight borrowings and the yield on new securities ranged from negative to only marginally positive causing the slowdown in purchasing activity. Thus, new investment security purchases during 2023 were primarily used to replace cash flow from maturing securities to maintain appropriate balances for pledging purposes related to deposits of public funds. This is an example of how the inverted treasury yield curve impacts the Company’s balance sheet management strategies. Finally, the full year 2023 total average balance of short-term investments and bank deposits decreased since last year by $19.3 million, or 83.0%, as the Company re-deployed its excess liquidity into higher yield loans and securities.  Overall, the 2023 full year average balance of total interest earning assets increased over last year’s full year average by $17.3 million, or 1.4%, while total interest income increased by $11.8 million, or 24.1%, since the full year of 2022.

On the liability side of the balance sheet, for the full year of 2023, total average deposits were relatively consistent with the 2022 full year average, decreasing by only $2.5 million, or 0.2%. The modest decrease since last year is reflective of a portion of the funds from the government stimulus programs leaving the balance sheet and greater pricing competition in the market to retain deposits because of the increasing national interest rates. The Company’s core deposit base continued to demonstrate the strength and stability that it has for many years, even during times of turmoil when three large bank failures occurred early in 2023 and customer fear of contagion within the industry caused deposit flight. Total deposits grew during 2023 by $49.8 million, or 4.5%, on an end of period basis since December 31, 2022, demonstrating customer confidence in AmeriServ Financial Bank. The Company does not utilize brokered deposits as a funding source. In addition to its loyal core deposit base, the Company has several other sources of liquidity, including a significant unused borrowing capacity at the Federal Home Loan Bank (FHLB), overnight lines of credit at correspondent banks and access to the Federal Reserve Discount Window. The loan to deposit ratio averaged 88.1% in the fourth quarter of 2023, which indicates that the Company has ample capacity to continue to grow its loan portfolio and is well positioned to support our customers and our community during times of economic volatility.

Total interest expense increased by $3.7 million, or 101.6%, for the fourth quarter of 2023, and by $16.3 million, or 192.4%, for the full year of 2023 when compared to both time periods of last year, due to higher deposit and borrowings interest expense. Deposit interest expense was higher by $14.6 million, or 227.1%, while the full year 2023 average volume of total interest-bearing deposits grew from the 2022 full year average by $21.1 million, or 2.2%. The rising national interest rates resulted in certain deposit products, particularly public funds, which are tied to a market index, repricing upward with the move in short-term national interest rates causing interest expense to increase. Additionally, increased market competition resulted in the Company increasing rates on certain shorter-term certificates of deposit to retain funds. Another factor contributing to net interest margin compression was an unfavorable deposit mix shift as the full year average of non-interest bearing demand deposits declined by $23.6 million, or 11.0%, while, as mentioned above, total interest-bearing deposits increased by $21.1 million, or 2.2%. For interest rate risk management purposes and to offset a portion of the unfavorable impact that rising funding costs are having on net interest income, management proactively executed $70 million of interest rate hedge transactions during 2023 to fix the cost of certain deposits that are indexed and move with short-term interest rates.  These hedging transactions reduced the Company’s negative variability of net interest income in a rising interest rate environment and helped slow net interest margin compression. Overall, total deposit cost averaged 1.82% for the full year of 2023, which is 126 basis points higher than total deposit cost of 0.56% for the full year of 2022.

Total borrowings interest expense increased by $518,000, or 73.2%, in the fourth quarter of 2023 and by $1.8 million, or 84.7%, for the full year of 2023 when compared to 2022. The increases primarily result from the impact that the higher national interest rates had on overnight borrowings cost as well as the Company utilizing more overnight borrowed funds in 2023. Total fed funds purchased and other short-term borrowings averaged $35.8 million for the full year of 2023 after averaging $9.3 million for the full year of 2022. The increase to borrowings interest expense in 2023 also reflects a higher level of interest expense from FHLB term borrowings, which increased by $178,000, or 32.2%, for the full year of 2023 compared to 2022. The full year average balance of advances from FHLB was lower in 2023 by $11.1 million, or 33.3%. However, management began to replace maturing term advances and then began to increase our level of term advances in the fourth quarter of 2023 due to the inversion in the yield curve and as part of our overall balance sheet management strategy. Although new FHLB term advances have higher interest rates than the term advances they replaced, their cost is lower than overnight night borrowed funds due to the inverted yield curve.

The Company adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (CECL), as of January 1, 2023. Details of the day one accounting adjustments were described in the prior quarterly press releases this year.

The Company recognized an increased provision for credit losses and higher net loan charge-offs in the fourth quarter of 2023. The Company recorded a $6.0 million provision for credit losses in the fourth quarter of 2023 after recognizing a $275,000 provision expense in the fourth quarter of 2022. For the full year of 2023, the Company recorded a $7.4 million provision for credit losses after recognizing a $50,000 provision expense for the full year of 2022. The Company recognized net loan charge-offs of approximately $3.3 million during the fourth quarter and $3.5 million, or 0.35% of total average loans, for the full year of 2023 compared to net loan charge-offs of $1.7 million, or 0.17% of total average loans, for the 2022 year.

Rite Aid, a national tenant in several commercial real estate properties financed by the Bank, declared bankruptcy in the fourth quarter of 2023. As a result of this action, the Bank updated its comprehensive evaluation of its exposure to Rite Aid throughout its loan portfolio as it received information on leases that Rite Aid either rejected or modified. This evaluation required the recognition of $2 million in charge-offs related to two CRE loans in which Rite Aid was the sole tenant.  Note that these loans had been on the Company’s books since 2009 and the Company was able to completely exit these two credits with no ongoing exposure to Rite Aid. There was also a partial charge-off of $804,000 on another CRE loan for a mixed-use retail/office property that has Rite Aid as the major tenant.  The remaining balance of this loan moved into non-accrual status which was the main reason for non-performing assets increasing by $6.2 million since the end of the third quarter of 2023.  Non-performing assets amounted to $12.4 million, or 1.19% of total loans, at December 31, 2023. Also contributing to the significant increase in the provision for credit losses in the fourth quarter of 2023 was an unfavorable adjustment to the historical loss factor used to calculate the allowance for credit losses in accordance with CECL requirements and growth in the loan portfolio.

As a result of this action, the Company built its allowance for credit losses and maintained solid coverage of both total loans and non-performing assets at December 31, 2023 as indicated by the allowance for credit losses coverage ratio of non-performing assets at 121% while the allowance for credit losses as a percentage of total loans increased to 1.45%.  This compares to allowance coverage of non-performing assets of 207%, and total loans of 1.08% as of December 31, 2022. Finally, also included in full year 2023 provision expense was the recognition of a $926,000 loss in the first quarter of 2023 from a subordinated debt investment with Signature Bank which was closed by banking regulators on March 12, 2023.

Total non-interest income in the fourth quarter of 2023 decreased by $1.1 million, or 29.0%, from the prior year's fourth quarter and decreased by $303,000, or 1.8%, for the full year of 2023 when compared to the full year of 2022. The Company recognized a $922,000 loss on investment securities during the fourth quarter of 2023 after selling $16.8 million of available for sale (AFS) investment securities which included both government agency obligations and municipal bonds. The sold securities had an average yield of 3.1% and an effective duration of 3.3 years. The proceeds from this sale were used to purchase new government agency mortgage-backed securities that have a yield of 5.2% and an effective duration of 3.6 years. The Company expects to recover this loss in 3.7 years and to generate additional interest income from this transaction of approximately $325,000 in 2024.  Wealth management fees improved by $228,000, or 8.6%, for the fourth quarter of 2023, but are $354,000, or 3.0%, lower for the full year compared to 2022. The fourth quarter improvement resulted from the addition of several new large accounts within the Financial Services division as well as the market value of wealth management assets increasing. However, full year results for wealth management fees reflected the unfavorable market conditions for both equity securities and particularly bonds which existed for the majority of the 2023 year that more than offset the positive impact of new customer business growth. Overall, the fair market value of wealth management assets totaled $2.5 billion at December 31, 2023.  Other income is $403,000, or 70.1%, lower for the fourth quarter of 2023 and $765,000, or 30.0%, lower for the full year due primarily to the recognition of an unfavorable adjustment to the fair market value of an interest rate swap related risk participation agreement as well as the recognition of a credit valuation adjustment to the market value of the interest rate swap contracts that the Company executed to accommodate the needs of certain borrowers while managing our interest rate risk position.  The Company did benefit in 2023 from AmeriServ Financial Bank selling all 7,859 shares of the Class B common stock of Visa Inc. during the first quarter of the year, resulting in a $1.7 million gain. The Company elected to capture this gain in 2023 due to volatility and uncertainty in the financial markets.

Total non-interest expense in the fourth quarter of 2023 decreased by $555,000, or 4.4%, when compared to the fourth quarter of 2022 but increased by $1.4 million, or 2.8%, for the full year of 2023 when compared to the full year of 2022. The rise in total non-interest expense for the full year is primarily due to increased legal and professional fees related to the defense against an activist investor and a proxy contest relating to our 2023 annual meeting. These costs amounted to $2.2 million for the full year of 2023. As expected, costs related to the activist shareholder issue continued to decline for a second consecutive quarter, decreasing by $125,000 between the third and fourth quarters of 2023. However, given continued activity by the activist investor, the Company cannot estimate, at this time, costs related to this issue in 2024. Salaries & employee benefits increased by $314,000, or 4.5%, in the fourth quarter of 2023 and $1.1 million, or 4.0%, for the full year of 2023. The increase is attributable to management restructuring costs within the wealth management division, annual employee merit increases, a greater level of full-time equivalent employees (FTE) as the Company filled certain open positions that were vacant last year, and the impact that inflationary pressures are having on the cost of new hires. Partially offsetting the higher level of salaries were lower incentive compensation for the full year and reduced pension expense in both time periods as there are fewer employees in the defined benefit pension plan due to numerous retirements over the past few years. Data processing and IT expenses increased by $114,000, or 11.2%, in the fourth quarter of 2023 and $485,000, or 12.3%, for the full year of 2023 due to increased software costs from our core data provider and additional expenses related to monitoring our computing and network environment. FDIC insurance increased by $105,000, or 91.3%, for the quarter and by $200,000, or 38.8%, for the full year due to an increase in both the asset assessment base as well as the assessment rate. Favorably impacting non-interest expense was a $1.2 million, or 47.3%, reduction in other expense in the fourth quarter and a $2.6 million, or 35.3%, reduction for the full year of 2023 as the Company did not have to recognize a pension settlement charge in 2023. The Company recorded an income tax benefit of $1.5 million, in the fourth quarter of 2023, which compares to income tax expense of $126,000, or an effective tax rate of 11.7%, for the fourth quarter of 2022. For the full year 2023, the Company’s income tax benefit totaled $1.0 million compared to $1.8 million of income tax expense in 2022.

The Company had total assets of $1.390 billion, shareholders' equity of $102.3 million, a book value of $5.96 per common share and a tangible book value(1) of $5.16 per common share on December 31, 2023. The decline in the Company’s book value and tangible book value per share at December 31, 2023 compared to December 31, 2022 primarily reflects the net loss recognized in 2023.  The Company continued to maintain strong capital ratios that exceed the regulatory defined well capitalized status as of December 31, 2023.

QUARTERLY COMMON STOCK DIVIDEND

The Company’s Board of Directors declared a $0.03 per share quarterly common stock cash dividend. The cash dividend is payable February 20, 2024 to shareholders of record on February 5, 2024. This cash dividend represents a 3.87% annualized yield using the January 17, 2024, closing stock price of $3.10. The Company’s Board of Directors elected to continue the common dividend at its current level given the Company’s strong capital position and expected earnings improvement in 2024.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology, market conditions, dividend program, and future payment obligations. These statements may be identified by such forward-looking terminology as "continuing," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy," or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets, the level of inflation, and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; competition levels; loan and investment prepayments differing from our assumptions; insufficient allowance for credit losses; a higher level of loan charge-offs and delinquencies than anticipated; material adverse changes in our operations or earnings; a decline in the economy in our market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume or an inability to close loans currently in the pipeline; changes in laws and regulations; adoption, interpretation and implementation of accounting pronouncements; ability to successfully execute the Earnings Improvement Program and achieve the anticipated benefits in the amounts and at times estimated; operational risks, including the risk of fraud by employees, customers or outsiders; unanticipated effects to our banking platform; expense and reputational impact on the Company as a result of litigation and other expenses related to the continuing activities of an activist shareholder; and the inability to successfully implement or expand new lines of business or new products and services.  These forward-looking statements involve risks and uncertainties that could cause AmeriServ's results to differ materially from management's current expectations. Such risks and uncertainties are detailed in AmeriServ's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2022. Forward-looking statements are based on the beliefs and assumptions of AmeriServ's management and on currently available information. The statements in this press release are made as of the date of this press release, even if subsequently made available by AmeriServ on its website or otherwise. AmeriServ undertakes no responsibility to publicly update or revise any forward-looking statement.

(1)	Non-GAAP Financial Information. See “Reconciliation of Non-GAAP Financial Measures” at end of release.

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

SUPPLEMENTAL FINANCIAL PERFORMANCE DATA

December 31, 2023

(Dollars in thousands, except per share and ratio data)

(Unaudited)

2023

	1QTR	2QTR	3QTR	4QTR	YEAR TO DATE
PERFORMANCE DATA FOR THE PERIOD:
Net income (loss)	$1,515	$(187)	$647	$(5,321)	$(3,346)

PERFORMANCE PERCENTAGES (annualized):
Return on average assets	0.45%	(0.06)%	0.19%	(1.53)%	(0.25)%
Return on average equity	5.85	(0.72)	2.49	(20.85)	(3.23)
Return on average tangible common equity (1)	6.73	(0.82)	2.88	(24.11)	(3.72)
Net interest margin	3.03	2.89	2.76	2.63	2.86
Net charge-offs (recoveries) as a percentage of average loans	0.05	(0.02)	0.05	1.27	0.35
Efficiency ratio (3)	79.58	101.55	92.60	106.81	94.17

EARNINGS PER COMMON SHARE:
Basic	$0.09	$(0.01)	$0.04	$(0.31)	$(0.20)
Average number of common shares outstanding	17,131	17,147	17,147	17,147	17,143
Diluted	$0.09	$(0.01)	$0.04	$(0.31)	$(0.20)
Average number of common shares outstanding	17,155	17,147	17,147	17,147	17,144
Cash dividends paid per share	$0.030	$0.030	$0.030	$0.030	$0.120

2022

	1QTR	2QTR	3QTR	4QTR	YEAR TO DATE
PERFORMANCE DATA FOR THE PERIOD:
Net income (loss)	$2,418	$1,981	$2,102	$947	$7,448

PERFORMANCE PERCENTAGES (annualized):
Return on average assets	0.73%	0.59%	0.62%	0.28%	0.55%
Return on average equity	8.48	7.10	7.81	3.70	6.83
Return on average tangible common equity (1)	9.62	8.10	8.97	4.27	7.82
Net interest margin	3.14	3.23	3.35	3.21	3.27
Net charge-offs (recoveries) as a percentage of average loans	0.03	0.01	0.57	0.08	0.17
Efficiency ratio (3)	81.38	84.89	78.93	90.37	83.82

EARNINGS PER COMMON SHARE:
Basic	$0.14	$0.12	$0.12	$0.06	$0.44
Average number of common shares outstanding	17,094	17,109	17,111	17,115	17,107
Diluted	$0.14	$0.12	$0.12	$0.06	$0.43
Average number of common shares outstanding	17,146	17,149	17,145	17,150	17,146
Cash dividends paid per share	$0.025	$0.030	$0.030	$0.030	$0.115

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

--CONTINUED--

(Dollars in thousands, except per share, statistical, and ratio data)

(Unaudited)

2023

	1QTR	2QTR	3QTR	4QTR
FINANCIAL CONDITION DATA AT PERIOD END:
Assets	$1,345,957	$1,345,721	$1,361,789	$1,389,638
Short-term investments/overnight funds	4,116	3,366	3,598	4,349
Investment securities, net of allowance for credit losses - securities	238,613	232,259	229,335	229,690
Total loans and loans held for sale, net of unearned income	980,877	988,221	1,002,306	1,038,401
Paycheck Protection Program (PPP) loans (4)	19	18	15	13
Allowance for credit losses - loans	12,132	12,221	12,313	15,053
Intangible assets	13,731	13,724	13,718	13,712
Deposits	1,131,789	1,127,569	1,129,290	1,158,360
Short-term and FHLB borrowings	69,124	72,793	85,568	85,513
Subordinated debt, net	26,654	26,665	26,675	26,685
Shareholders’ equity	105,899	103,565	101,326	102,277
Non-performing assets	4,599	5,650	5,939	12,393
Tangible common equity ratio (1)	6.92%	6.74%	6.50%	6.44%
Total capital (to risk weighted assets) ratio	14.17	14.00	13.72	13.03
PER COMMON SHARE:
Book value	$6.18	$6.04	$5.91	$5.96
Tangible book value (1)	5.38	5.24	5.11	5.16
Market value (2)	3.05	2.54	2.65	3.24
Wealth management assets – fair market value (5)	$2,354,498	$2,446,639	$2,385,590	$2,521,501

STATISTICAL DATA AT PERIOD END:
Full-time equivalent employees	308	315	308	307
Branch locations	17	17	17	17
Common shares outstanding	17,147,270	17,147,270	17,147,270	17,147,270

2022

	1QTR	2QTR	3QTR	4QTR
FINANCIAL CONDITION DATA AT PERIOD END:
Assets	$1,331,265	$1,321,402	$1,350,048	$1,363,874
Short-term investments/overnight funds	13,588	10,714	4,133	4,132
Investment securities, net of allowance for credit losses - securities	223,286	231,255	236,867	241,386
Total loans and loans held for sale, net of unearned income	978,692	965,587	979,450	990,825
Paycheck Protection Program (PPP) loans (4)	7,835	2,242	24	22
Allowance for credit losses - loans	11,922	11,568	10,672	10,743
Intangible assets	13,761	13,753	13,746	13,739
Deposits	1,140,889	1,142,756	1,152,813	1,108,537
Short-term and FHLB borrowings	37,863	34,028	54,796	108,406
Subordinated debt, net	26,613	26,624	26,634	26,644
Shareholders’ equity	113,692	106,392	101,587	106,178
Non-performing assets	3,401	3,240	4,596	5,200
Tangible common equity ratio (1)	7.58%	7.08%	6.57%	6.85%
Total capital (to risk weighted assets) ratio	14.01	14.33	13.92	13.87
PER COMMON SHARE:
Book value	$6.65	$6.22	$5.94	$6.20
Tangible book value (1)	5.84	5.41	5.13	5.40
Market value (2)	4.04	3.94	3.80	3.94
Wealth management assets – fair market value (5)	$2,633,096	$2,372,772	$2,290,678	$2,314,414

STATISTICAL DATA AT PERIOD END:
Full-time equivalent employees	301	310	306	315
Branch locations	17	17	17	17
Common shares outstanding	17,109,084	17,109,097	17,112,617	17,117,617

NOTES:

(1)	Non-GAAP Financial Information. See “Reconciliation of Non-GAAP Financial Measures” at end of release.
(2)	Based on closing price reported by the principal market on which the share is traded on the last business day of the corresponding reporting period.
(3)	Ratio calculated by dividing total non-interest expense by tax equivalent net interest income plus total non-interest income.
(4)	Paycheck Protection Program (PPP) loans are included in total loans and loans held for sale, net of unearned income.
(5)	Not recognized on the consolidated balance sheets.

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

CONSOLIDATED STATEMENT OF INCOME

(Dollars in thousands)

(Unaudited)

2023

	1QTR	2QTR	3QTR	4QTR	YEAR TO DATE
INTEREST INCOME
Interest and fees on loans	$12,276	$12,609	$13,154	$13,589	$51,628
Interest on investments	2,298	2,270	2,285	2,379	9,232
Total Interest Income	14,574	14,879	15,439	15,968	60,860

INTEREST EXPENSE
Deposits	4,189	5,019	5,653	6,153	21,014
All borrowings	863	750	987	1,226	3,826
Total Interest Expense	5,052	5,769	6,640	7,379	24,840

NET INTEREST INCOME	9,522	9,110	8,799	8,589	36,020
Provision (credit) for credit losses	1,179	43	189	6,018	7,429
NET INTEREST INCOME AFTER PROVISION (CREDIT) FOR CREDIT LOSSES	8,343	9,067	8,610	2,571	28,591

NON-INTEREST INCOME
Wealth management fees	2,738	2,789	2,845	2,894	11,266
Service charges on deposit accounts	266	280	311	306	1,163
Net realized gains on loans held for sale	26	38	59	46	169
Mortgage related fees	33	34	41	23	131
Net realized losses on investment securities	0	0	0	(922)	(922)
Gain on sale of Visa Class B shares	1,748	0	0	0	1,748
Bank owned life insurance	239	242	321	245	1,047
Other income	457	479	679	172	1,787
Total Non-Interest Income	5,507	3,862	4,256	2,764	16,389

NON-INTEREST EXPENSE
Salaries and employee benefits	7,175	7,728	7,358	7,367	29,628
Net occupancy expense	772	713	719	713	2,917
Equipment expense	415	422	376	410	1,623
Professional fees	1,308	1,907	1,146	956	5,317
Data processing and IT expense	1,078	1,080	1,139	1,133	4,430
FDIC deposit insurance expense	125	175	195	220	715
Other expenses	1,090	1,152	1,162	1,334	4,738
Total Non-Interest Expense	11,963	13,177	12,095	12,133	49,368

PRETAX INCOME (LOSS)	1,887	(248)	771	(6,798)	(4,388)
Income tax expense (benefit)	372	(61)	124	(1,477)	(1,042)
NET INCOME (LOSS)	$1,515	$(187)	$647	$(5,321)	$(3,346)

2022

	1QTR	2QTR	3QTR	4QTR	YEAR TO DATE
INTEREST INCOME
Interest and fees on loans	$9,496	$9,725	$10,691	$11,572	$41,484
Interest on investments	1,532	1,802	2,009	2,231	7,574
Total Interest Income	11,028	11,527	12,700	13,803	49,058

INTEREST EXPENSE
Deposits	796	956	1,720	2,952	6,424
All borrowings	465	447	451	708	2,071
Total Interest Expense	1,261	1,403	2,171	3,660	8,495

NET INTEREST INCOME	9,767	10,124	10,529	10,143	40,563
Provision (credit) for credit losses	(400)	(325)	500	275	50
NET INTEREST INCOME AFTER PROVISION (CREDIT) FOR CREDIT LOSSES	10,167	10,449	10,029	9,868	40,513

NON-INTEREST INCOME
Wealth management fees	3,165	2,976	2,813	2,666	11,620
Service charges on deposit accounts	272	263	289	284	1,108
Net realized gains on loans held for sale	95	35	53	25	208
Mortgage related fees	33	32	27	23	115
Net realized losses on investment securities	0	0	0	0	0
Gain on sale of Visa Class B shares	0	0	0	0	0
Bank owned life insurance	209	231	329	320	1,089
Other income	561	601	815	575	2,552
Total Non-Interest Income	4,335	4,138	4,326	3,893	16,692

NON-INTEREST EXPENSE
Salaries and employee benefits	7,405	6,963	7,071	7,053	28,492
Net occupancy expense	741	697	698	747	2,883
Equipment expense	397	415	393	431	1,636
Professional fees	630	838	948	794	3,210
Data processing and IT expense	953	937	1,036	1,019	3,945
FDIC deposit insurance expense	145	130	125	115	515
Other expenses	1,208	2,130	1,456	2,529	7,323
Total Non-Interest Expense	11,479	12,110	11,727	12,688	48,004

PRETAX INCOME (LOSS)	3,023	2,477	2,628	1,073	9,201
Income tax expense (benefit)	605	496	526	126	1,753
NET INCOME (LOSS)	$2,418	$1,981	$2,102	$947	$7,448

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

AVERAGE BALANCE SHEET DATA

(Dollars in thousands)

(Unaudited)

	2023		2022
	4QTR	TWELVE MONTHS	4QTR	TWELVEMONTHS
Interest earning assets:
Loans and loans held for sale, net of unearned income	$1,021,950	$997,204	$978,005	$977,541
Short-term investments and bank deposits	4,470	3,942	4,628	23,213
Total investment securities	260,705	262,167	265,433	245,226
Total interest earning assets	1,287,125	1,263,313	1,248,066	1,245,980

Non-interest earning assets:
Cash and due from banks	14,087	15,446	16,947	17,602
Premises and equipment	17,264	17,270	17,646	17,498
Other assets	75,366	75,111	71,726	77,194
Allowance for credit losses	(13,398)	(13,066)	(11,242)	(11,895)
Total assets	$1,380,444	$1,358,074	$1,343,143	$1,346,379

Interest bearing liabilities:
Interest bearing deposits:
Interest bearing demand	$225,470	$225,713	$226,078	$227,838
Savings	121,373	127,539	135,809	137,845
Money market	310,609	302,964	285,860	289,674
Other time	320,033	306,044	284,853	285,760
Total interest bearing deposits	977,485	962,260	932,600	941,117
Borrowings:
Federal funds purchased and other short-term borrowings	41,361	35,755	30,431	9,268
Advances from Federal Home Loan Bank	32,316	22,167	24,518	33,253
Subordinated debt	27,000	27,000	27,000	27,000
Lease liabilities	3,332	3,238	3,351	3,446
Total interest bearing liabilities	1,081,494	1,050,420	1,017,900	1,014,084

Non-interest bearing liabilities:
Demand deposits	181,978	191,580	211,987	215,196
Other liabilities	15,685	12,507	11,616	8,113
Shareholders’ equity	101,287	103,567	101,640	108,986
Total liabilities and shareholders’ equity	$1,380,444	$1,358,074	$1,343,143	$1,346,379

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

CHANGES IN SHAREHOLDERS’ EQUITY

(Dollars in thousands)

(Unaudited)

2023

	Common Stock	Treasury Stock	Surplus	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME	TOTAL
Balance at December 31, 2022	$267	$(83,280)	$146,225	$65,486	$(22,520)	$106,178
Net income	0	0	0	1,515	0	1,515
Exercise of stock options and stock option expense	1	0	106	0	0	107
Adjustment for defined benefit pension plan	0	0	0	0	0	0
Adjustment for unrealized gain on available for sale securities	0	0	0	0	449	449
Market value adjustment for interest rate hedge	0	0	0	0	(655)	(655)
Cumulative effect adjustment for change in accounting principal	0	0	0	(1,181)	0	(1,181)
Common stock cash dividend	0	0	0	(514)	0	(514)
Balance at March 31, 2023	$268	$(83,280)	$146,331	$65,306	$(22,726)	$105,899
Net loss	0	0	0	(187)	0	(187)
Exercise of stock options and stock option expense	0	0	12	0	0	12
Adjustment for defined benefit pension plan	0	0	0	0	0	0
Adjustment for unrealized loss on available for sale securities	0	0	0	0	(2,560)	(2,560)
Market value adjustment for interest rate hedge	0	0	0	0	916	916
Common stock cash dividend	0	0	0	(515)	0	(515)
Balance at June 30, 2023	$268	$(83,280)	$146,343	$64,604	$(24,370)	$103,565
Net income	0	0	0	647	0	647
Exercise of stock options and stock option expense	0	0	11	0	0	11
Adjustment for defined benefit pension plan	0	0	0	0	0	0
Adjustment for unrealized loss on available for sale securities	0	0	0	0	(2,700)	(2,700)
Market value adjustment for interest rate hedge	0	0	0	0	316	316
Common stock cash dividend	0	0	0	(513)	0	(513)
Balance at September 30, 2023	$268	$(83,280)	$146,354	$64,738	$(26,754)	$101,326
Net loss	0	0	0	(5,321)	0	(5,321)
Exercise of stock options and stock option expense	0	0	10	0	0	10
Adjustment for defined benefit pension plan	0	0	0	0	1,688	1,688
Adjustment for unrealized gain on available for sale securities	0	0	0	0	6,019	6,019
Market value adjustment for interest rate hedge	0	0	0	0	(929)	(929)
Common stock cash dividend	0	0	0	(516)	0	(516)
Balance at December 31, 2023	$268	$(83,280)	$146,364	$58,901	$(19,976)	$102,277

2022

	Common Stock	Treasury Stock	Surplus	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME	TOTAL
Balance at December 31, 2021	$267	$(83,280)	$146,069	$60,005	$(6,512)	$116,549
Net income	0	0	0	2,418	0	2,418
Exercise of stock options and stock option expense	0	0	93	0	0	93
Adjustment for defined benefit pension plan	0	0	0	0	919	919
Adjustment for unrealized loss on available for sale securities	0	0	0	0	(5,860)	(5,860)
Common stock cash dividend	0	0	0	(427)	0	(427)
Balance at March 31, 2022	$267	$(83,280)	$146,162	$61,996	$(11,453)	$113,692
Net income	0	0	0	1,981	0	1,981
Exercise of stock options and stock option expense	0	0	13	0	0	13
Adjustment for defined benefit pension plan	0	0	0	0	(4,488)	(4,488)
Adjustment for unrealized loss on available for sale securities	0	0	0	0	(4,292)	(4,292)
Common stock cash dividend	0	0	0	(514)	0	(514)
Balance at June 30, 2022	$267	$(83,280)	$146,175	$63,463	$(20,233)	$106,392
Net income	0	0	0	2,102	0	2,102
Exercise of stock options and stock option expense	0	0	23	0	0	23
Adjustment for defined benefit pension plan	0	0	0	0	(47)	(47)
Adjustment for unrealized loss on available for sale securities	0	0	0	0	(6,370)	(6,370)
Common stock cash dividend	0	0	0	(513)	0	(513)
Balance at September 30, 2022	$267	$(83,280)	$146,198	$65,052	$(26,650)	$101,587
Net income	0	0	0	947	0	947
Exercise of stock options and stock option expense	0	0	27	0	0	27
Adjustment for defined benefit pension plan	0	0	0	0	3,932	3,932
Adjustment for unrealized gain on available for sale securities	0	0	0	0	198	198
Common stock cash dividend	0	0	0	(513)	0	(513)
Balance at December 31, 2022	$267	$(83,280)	$146,225	$65,486	$(22,520)	$106,178

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RETURN ON AVERAGE TANGIBLE COMMON EQUITY, TANGIBLE COMMON EQUITY RATIO, AND TANGIBLE BOOK VALUE PER SHARE

(Dollars in thousands, except per share and ratio data)

(Unaudited)

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP).  These non-GAAP financial measures are "return on average tangible common equity", "tangible common equity ratio", and "tangible book value per share".  This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.  These non-GAAP measures are used by management in their analysis of the Company's performance or, management believes, facilitate an understanding of the Company's performance.  We also believe that presenting non-GAAP financial measures provides additional information to facilitate comparison of our historical operating results and trends in our underlying operating results.  We consider quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of our ongoing financial and business performance or trends.

2023

	1QTR	2QTR	3QTR	4QTR	FULL YEAR 2023
RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Net income (loss)	$1,515	$(187)	$647	$(5,321)	$(3,346)

Average shareholders’ equity	105,092	104,913	102,976	101,287	103,567
Less: Average intangible assets	13,734	13,727	13,720	13,714	13,724
Average tangible common equity	91,358	91,186	89,256	87,573	89,843

Return on average tangible common equity (annualized)	6.73%	(0.82)%	2.88%	(24.11)%	(3.72)%

	1QTR	2QTR	3QTR	4QTR

TANGIBLE COMMON EQUITY
Total shareholders’ equity	$105,899	$103,565	$101,326	$102,277
Less: Intangible assets	13,731	13,724	13,718	13,712
Tangible common equity	92,168	89,841	87,608	88,565

TANGIBLE ASSETS
Total assets	1,345,957	1,345,721	1,361,789	1,389,638
Less: Intangible assets	13,731	13,724	13,718	13,712
Tangible assets	1,332,226	1,331,997	1,348,071	1,375,926

Tangible common equity ratio	6.92%	6.74%	6.50%	6.44%

Total shares outstanding	17,147,270	17,147,270	17,147,270	17,147,270

Tangible book value per share	$5.38	$5.24	$5.11	$5.16

2022

	1QTR	2QTR	3QTR	4QTR	FULL YEAR 2022
RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Net income (loss)	$2,418	$1,981	$2,102	$947	$7,448

Average shareholders’ equity	115,658	111,898	106,749	101,640	108,986
Less: Average intangible assets	13,766	13,757	13,749	13,742	13,753
Average tangible common equity	101,892	98,141	93,000	87,898	95,233

Return on average tangible common equity (annualized)	9.62%	8.10%	8.97%	4.27%	7.82%

	1QTR	2QTR	3QTR	4QTR

TANGIBLE COMMON EQUITY
Total shareholders’ equity	$113,692	$106,392	$101,587	$106,178
Less: Intangible assets	13,761	13,753	13,746	13,739
Tangible common equity	99,931	92,639	87,841	92,439

TANGIBLE ASSETS
Total assets	1,331,265	1,321,402	1,350,048	1,363,874
Less: Intangible assets	13,761	13,753	13,746	13,739
Tangible assets	1,317,504	1,307,649	1,336,302	1,350,135

Tangible common equity ratio	7.58%	7.08%	6.57%	6.85%

Total shares outstanding	17,109,084	17,109,097	17,112,617	17,117,617

Tangible book value per share	$5.84	$5.41	$5.13	$5.40